                                                                      EXHIBIT 99

CNA SURETY

FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------
CONTACT:  John F. Corcoran, 312-822-1371
          Doreen Lubeck, 773-583-4331


                CNA SURETY ANNOUNCES FIRST QUARTER 2004 RESULTS

CHICAGO, MAY 3, 2004 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the first quarter of 2004 of $6.4 million, or $0.15 per share, compared to net income of $11.0 million, or $0.26 per share, for the same period in 2003. The decrease in net income reflects higher underwriting expenses including a $3.2 million after-tax increase in the accrual for policyholder dividends primarily related to premiums earned in 2002 and prior. Expenses also include $1.1 million after tax of severance costs related to the re-organization of the company's field office structure. These higher expenses were partially offset by higher net investment gains.

"Although our results were impacted by these severance and dividend accrual costs, we are pleased by the underlying trends of the quarter," noted John Welch, CNA Surety President and CEO. "Gross written premiums continued to grow in alignment with our expectations for both volume and business mix. In addition, we have implemented our plan to streamline our field structure to more efficiently service our customers and agents."

For the quarter ended March 31, 2004, gross written premiums increased 4.6 percent to $95.9 million. Contract surety increased 19.6 percent to $49.8 million, due to improved rates and higher business volume. Commercial surety decreased 11.1 percent to $37.3 million as continued strong volume growth in small commercial products was more than offset by the results of ongoing efforts to reduce aggregate exposures to large commercial accounts. Ceded written premiums increased $12.0 million to $24.3 million for the first quarter of 2004 compared to the same period of last year. This increase was primarily due to the timing of reinsurance premium payments, but it also reflects the Company's decision to purchase additional reinsurance protection. As a result, net written premiums decreased 9.8 percent to $71.6 million.

For the quarter ended March 31, 2004, the loss, expense, and combined ratios were 27.4 percent, 73.6 percent and 101.0 percent, respectively, compared to
26.1 percent, 62.2 percent, and 88.3 percent, respectively, for the same period in 2003. The expense ratio for the first quarter of 2004 was negatively impacted by 6.5 percentage points due to the increase of the accrual for policyholder dividends on certain contract surety business. This increase resulted from the implementation of an improved methodology for estimating the ultimate dividend obligation on premiums that have been earned to date. This increase in the accrual primarily relates to premiums earned in 2002 and prior. The expense ratio was further impacted by 2.3 percentage points related to costs for the initiative to simplify and streamline the field organization.

Net investment income for the quarter ended March 31, 2004 was $7.0 million compared to $6.7 million during the first quarter of 2003. The annualized pretax yields were 4.4% and 4.7% for the three months ended March 31, 2004 and 2003, respectively. For the quarter ended March 31, 2004, net investment gains increased by $1.5 million to $2.2 million due to sales of fixed income securities.

As of March 31, 2004, stockholders' equity increased to $418.1 million or two percent from December 31, 2003. Combined statutory surplus totaled $200.4 million at March 31, 2004, resulting in a net written premium to statutory surplus ratio of 1.6 to 1.0.

The Company did not repurchase any of its shares in 2004 or 2003. As of March 31, 2004, the Company had repurchased approximately 1.5 million of its shares at an aggregate cost of $15.6 million since the inception of the Company's share repurchase program in 1999.

BUSINESS ENVIRONMENT

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company's performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on May 4, 2004. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the Internet at: http://www.firstcallevents.com/service/ajwz405064957gf12.html or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 12:00 pm Central time on May 4 until 12:00 pm on May 11th by dialing 800-839-6713, pass code 6274931 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.


                                     # # #


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--Chart Follows--

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                                 THREE MONTHS ENDED
                                                      MARCH 31,
                                                 ------------------
                                                  2004        2003
                                                 -------     -------
OPERATING RESULTS:

Gross written premiums                           $95,879     $91,671
                                                 =======     =======
Net written premiums                             $71,554     $79,334
                                                 =======     =======

Revenues:
  Net earned premiums                            $75,197     $71,206
  Net investment income                            6,977       6,699
  Net realized investment gains                    2,230         730
                                                 -------     -------
  Total revenues                                 $84,404     $78,635
                                                 =======     =======
Expenses:
  Net losses and loss adjustment expenses(1)      20,631      18,606
  Net commissions, brokerage and
    other underwriting expenses                   55,312      44,296
  Interest expense                                   342         353
                                                 -------     -------
    Total expenses                                76,285      63,255
                                                 -------     -------

Income before income taxes                         8,119      15,380
Income taxes                                       1,745       4,391
                                                 -------     -------

NET INCOME                                       $ 6,374     $10,989
                                                 =======     =======

Basic earnings per common share                  $  0.15     $  0.26
                                                 =======     =======
Diluted earnings per common share                $  0.15     $  0.26
                                                 =======     =======

Basic earnings per common share                   42,991      42,957
                                                 =======     =======
Diluted earnings per common share                 43,055      42,962
                                                 =======     =======



See notes to Press Release Investor Data on page 5.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands)


                                                  THREE MONTHS ENDED
                                                     MARCH 31,
                                                -----------------------
                                                  2004           2003
                                                --------       --------
UNDERWRITING RESULTS:

Gross written premiums:
  Contract                                      $ 49,787       $ 41,623
  Commercial                                      37,331         42,015
  Fidelity and other                               8,761          8,033
                                                --------       --------
                                                  95,879         91,671
                                                ========       ========
Net written premiums:

  Contract                                      $ 33,903       $ 36,133
  Commercial                                      29,269         35,523
  Fidelity and other                               8,382          7,678
                                                --------       --------
                                                $ 71,554       $ 79,334
                                                ========       ========


Net earned premiums                             $ 75,197       $ 71,206
Net losses and loss adjustment expenses (1)       20,631         18,606
Net commissions, brokerage and other
  underwriting expenses                           55,312         44,296
                                                --------       --------
Underwriting (loss) income                          (746)         8,304
Net investment income                              6,977          6,699
Net realized investment gains                      2,230            730
Interest expense                                     342            353
                                                --------       --------
Income before income taxes                         8,119         15,380
Income taxes                                       1,745          4,391
                                                --------       --------
NET INCOME                                      $  6,374       $ 10,989
                                                ========       ========

Loss ratio (1)                                      27.4%          26.1%
Expense ratio                                       73.6           62.2
                                                --------       --------
Combined ratio (1)                                 101.0%          88.3%
                                                ========       ========


See notes to Press Release Investor Data on page 5.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                                  THREE MONTHS ENDED
                                                       MARCH 31,
                                            -------------------------------
                                                2004               2003
                                            -----------        ------------
CASH FLOW DATA:

Net cash provided by (used in) operations   $    42,890         $   (35,051)



                                              MARCH 31,         December 31,
                                                2004               2003
                                            -----------         -----------
CONSOLIDATED BALANCE SHEET DATA:

Invested assets and cash                    $   695,204         $   654,072
Intangible assets, net                          138,785             138,785
Total assets                                  1,176,813           1,169,123

Insurance reserves                              639,545             637,607
Debt                                             45,418              50,418
Total stockholders' equity                      418,116             410,141

Book value per share                        $      9.73         $      9.54

Outstanding shares                               42,993              42,980
                                            ===========         ===========


------------

NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were a reduction of $287, or 0.4%, and an addition of $55, or 0.1%, for the three months ended March 31, 2004 and 2003, respectively.


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